UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2009

ALICO, INC.
(Exact Name of Registrant as Specified in Charter)

FLORIDA	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

POST OFFICE BOX 338, LA BELLE, FLORIDA	33975
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (863) 675-2966

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

¨	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 2.02	Results of Operations and Financial Conditions.

On May 11, 2009, the Company announced net income for the three months ended March 31, 2009 of $2.0 million or $0.28 per share, compared with net income of $1.5 million or $0.21 per share for the three months ended March 31, 2008.  Net income for the six months ended March 31, 2009 was $1.9 million or $0.26 per share, compared with $3.8 million or $0.51 per share for the six months ended March 31, 2008.  The Company received a vendor settlement of $7.0 million during the quarter ended March 31, 2009 which positively impacted net income.

Operating revenues were $33.3 million and $48.2 million during the three months ended March 31, 2009 and 2008, respectively and $53.6 million and $70.8 million for the six months ended March 31, 2009 and 2008, respectively.  Operations produced a gross loss of $1.8 million during the three months ended March 31, 2009, compared with a gross profit of $2.3 million during the three months ended March 31, 2008.  For the six months ended March 31, 2009, operations produced a loss of $2.5 million compared with a profit from operations of $3.6 million during the six months ended March 31, 2008.  The decreases in revenue and gross profits were primarily due to lower revenues and profits from agriculture operations, primarily resulting from lower citrus prices compared with the prior year.

Steven M. Smith, President and Principal Executive Officer, noted, “We are making positive strides in cost saving initiatives in all of our business operations.  We are continuously analyzing our core businesses in an effort to improve margins and believe that we remain postured to capitalize on the real estate market as conditions improve and our strategic initiatives begin to take effect.”

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

The following exhibits are included with this Report:

Exhibit 99	(1)	Press release announcing Second Quarter Earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC. (Registrant)

Date: May 11, 2009	By:	/s/ Steve Smith
Steve Smith
President and Principal Executive Officer

EXHIBIT INDEX

Exhibit 99	(1)	Press release announcing Second Quarter Earnings, dated May 11, 2009.